Exhibit 10.2
EXECUTION VERSION
CONSENT AND AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT
          This Consent and Amendment No. 2 to Loan and Security Agreement (this “Amendment”) is made as of August 4, 2009, by and among COMMERCIAL VEHICLE GROUP, INC., a Delaware corporation (the “Company”), each other Borrower, as defined in the Loan Agreement referred to below (together with the Company, collectively, “Borrowers”), the financial institutions party to the Loan Agreement as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., as agent for Lenders (“Agent”).
RECITALS:
          A. Borrowers, Agent and Lenders are parties to that certain Loan and Security Agreement, dated as of January 7, 2009 (as amended and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).
          B. Borrowers have requested, among other things, that the Agent and the Lenders consent to the incurrence of the Second Lien Term Loans by the Company and the issuance by the Company of the Third Lien Notes (each as defined herein).
          C. Borrowers, Agent and Lenders desire to amend the Loan Agreement as more fully set forth herein.
          D. Each capitalized term used herein and not otherwise defined herein shall have the same meaning set forth in the Loan Agreement.
AGREEMENT:
          In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers, Agent and Lenders agree as follows:
     1. Amendment to Schedule 1.1. Schedule 1.1 to the Loan Agreement is hereby amended and restated in its entirety as set forth at Exhibit A hereto.
     2. New Definitions. The following definitions shall be added to Section 1.1 of the Loan Agreement in the appropriate alphabetical order:
     “Amendment No. 2: means Amendment No. 2 to Loan Agreement, dated as of August 4, 2009, by and among the Borrower, the Lenders and the Agent.”
     “Amendment No. 2 Effective Date: has the meaning given to such term in Amendment No. 2.”
     “Availability Block: means $10,000,000 provided, however, that if Borrowers deliver a Compliance Certificate pursuant to Section 10.1.2(c) for any Fiscal Quarter ending March 31, 2010 or thereafter demonstrating that Borrowers’ Fixed Charge Coverage Ratio is at least 1.1 to 1.0 as of the last day of the period consisting of the most recent four Fiscal Quarters (notwithstanding anything contained in the definition of “Fixed Charge Coverage Ratio” to the contrary), the Availability Block shall be $7,500,000 at all times when the Fixed Charge Coverage Ratio is at least 1.1 to 1.”
     “Excluded Receivables Subsidiary: any Subsidiary created and operated for the sole purpose of collecting and selling accounts receivable and assets related thereto pursuant to any Qualified Receivables Purchase Agreement; provided that such Subsidiary may engage in necessary corporate governance, accounting and other similar incidental transactions required in connection with maintaining its existence.”
     “Existing Senior Notes Indenture Formula Amount : the amount of Revolver Loans that may be incurred by the Company and its Subsidiaries pursuant to Section 4.03(b)(1) of the Indenture as in effect on the date hereof; provided, however, that if the aggregate amount of Obligations that may be secured by Liens permitted under clause (7) of the definition of “Permitted Liens” contained in the Indenture as in effect on the date hereof is less than such amount, the Indenture Formula Amount shall be limited to the aggregate amount of Obligations that can be secured by such Permitted Liens.”
     “Financial Covenant Trigger Date: the earliest date upon which Domestic Availability has been (a) less than $5,000,000 for three consecutive Business Days or (b) less than $2,500,000 for any day on or after the Amendment No. 2 Effective Date.”
     “Financial Covenant Trigger Period: the period from and including the Financial Covenant Trigger Date until the Business Day after Domestic Availability has been $5,000,000 or greater for sixty (60) consecutive days.”
     “Qualified Receivables Transaction: any transaction or series of transactions designated in writing by the Agent to be a “Qualified Receivables Transaction” and which is entered into by the Borrowers or their Subsidiaries, as applicable, pursuant to which the Borrowers or their Subsidiaries, as applicable, may sell, convey or otherwise transfer to (i) any Excluded Receivables Subsidiary or (ii) any other Person (in the case of a transfer by an Excluded Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, and proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable; provided that such transaction shall not involve any recourse to any Borrower or any Subsidiary (other than recourse only to the Excluded Receivables Subsidiary or, solely with respect to Standard Securitization Undertakings, any other Subsidiary) for any reason other than repurchases of non-eligible accounts receivable.”
     “Second Lien Lenders: the financial institutions party identified as “Lenders” under and as defined in the Second Lien Term Loan Agreement.
     “Second Lien Term Loan Agreement: the Loan and Security Agreement, dated as of August 4, 2009, by and among the Company, the other parties thereto, and Credit Suisse, as agent.
     “Second Lien Term Loan Collateral Agent: Credit Suisse, in its capacity as the collateral agent for the Second Lien Lenders and any other agent in such similar capacity pursuant to any Refinancing Debt..

     “Second Lien Term Loan Documents: the Second Lien Term Loan Agreement and each other document defined as a “Loan Document” in the Second Lien Term Loan Agreement.
     “Second Lien Term Loans: any “Term Loan” as defined in the Second Lien Term Loan Agreement.
     “Standard Securitization Undertakings: those representations, warranties, covenants and indemnities entered into by the Company or any Excluded Receivables Subsidiary which are determined in good faith by the Company to be customary in securitization transactions involving accounts receivables.”
     “Third Lien Indenture: the Indenture, dated as of August 4, 2009, by and among the Company, the other parties thereto and U.S. Bank National Association.
     “Third Lien Indenture Formula Amount: the amount of Revolver Loans that may be incurred by the Company and its Subsidiaries pursuant to Section 4.03(b)(1) of the Third Lien Indenture as in effect on the date hereof.
     “Third Lien Note Collateral Agent: U.S. Bank, National Association, in its capacity as trustee and collateral agent for the Third Lien Noteholders, and any other agent in such similar capacity pursuant to any Refinancing Debt.
     “Third Lien Note Documents: the Third Lien Indenture and each other document defined as a “Note Document” in the Third Lien Indenture.
     “Third Lien Noteholders: any Person that is a “Holder” or “Securityholder”, pursuant to and as defined in the Third Lien Indenture.
     “Third Lien Notes: the 11%/13% Third Lien Senior Secured Notes due 2013, issued by the Company under the Third Lien Indenture, in the aggregate amount of $44,190,000 (plus all interest paid in kind).
     3. Amended and Restated Definitions. Section 1.1 of the Loan Agreement is hereby amended to amend and restate the definitions of “Change of Control”, “Distribution”, “Domestic Availability Reserve”, “EBITDA”, “Eligible Domestic Account”, “Fixed Charge Coverage Ratio”, “Indenture Formula Amount”, “Permitted Asset Disposition”, “Permitted Foreign Investment”, “Refinancing Conditions”, “Refinancing Debt”, “Restricted Investment” and “Subordinated Debt” in their entirety as follows:
     “Change of Control: the occurrence of any of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in the Rules 13d-3 and 13d-5 under the Exchange Act, except for purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; (b) individuals who on the Closing Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; (c) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and substantially the same proportion as before the transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Obligations and a Subsidiary of the transferor of such assets; or (d) a “change of control” under the Existing Senior Notes, Second Lien Term Loan Agreement, Third Lien Indenture or any similar definition or concept in any Refinancing Debt of any of the foregoing.”
     “Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest; provided, that in no event shall the (i) cashless exercise of warrants or options, (ii) retirement of fractional shares, (iii) repurchases of Equity Interests deemed to occur in connection with the surrender of shares of Equity Interests to satisfy tax withholding obligations; provided however, that (a) the aggregate amount of such repurchases shall not exceed $500,000 for the Fiscal Year ending December 31, 2009, $500,00 for the Fiscal Year ending December 31, 2010 or $1,000,000 in any Fiscal Year thereafter, and (b) no Event of Default shall have occurred or shall occur as a result therefrom, or (iv) the cashless exercise of warrants, constitute a “Distribution”.”
     “Domestic Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Domestic LC Reserve; (d) the Bank Product Reserve; (e) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (f) the Availability Block, and (g) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time.”
     “EBITDA: determined on a consolidated basis for Borrowers and Subsidiaries, the sum of (i) net income, calculated before (a) interest expense, (b) provision for income taxes, (c) depreciation and amortization expense, (d) gains or losses arising from the sale of capital assets, (e) gains arising from the write-up of assets, (f) any extraordinary gains, (g) non-cash charges and expenses (other than those which represent a reserve for or actual cash item in such period or any future period), (h) one-time non-recurring costs and expenses associated with the issuance of Equity Interests, to the extent such costs and expenses are financed with the proceeds of such issuance, (i) costs and expenses in connection with the termination of the Obligors’ existing credit facility and the execution of the Loan Documents, (j) severance costs and expenses to the extent paid in cash in an amount not to exceed (1) $500,000 in the aggregate for the six Fiscal Months, taken as a whole, prior to and including December 31, 2009 and (2) $1,000,000 in the aggregate in any Fiscal Year thereafter, (k) any non-cash losses resulting from mark to market accounting of Hedging Agreements, and (l) one-time non-recurring costs and expenses in connection with the refinancing of certain of the Existing Senior Notes (whether or not consummated) in an amount not to exceed $2,500,000 minus (ii) non-cash gains (including those resulting from mark to market accounting of Hedging Agreements) minus (iii) cash payments made in such period to the extent such payments relate to a non-cash loss, charge or expense in any prior period which was added back in determining EBITDA.”

     “Eligible Domestic Account: an Account owing to a Domestic Borrower that arises in the Ordinary Course of Business from the sale of goods, is payable in Dollars and is deemed by Agent, in its Permitted Discretion, to be an Eligible Domestic Account. Without limiting the foregoing, no Account shall be an Eligible Domestic Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date, (or, in the case of Accounts owing to a Domestic Borrower by Volvo or Mack Truck not otherwise excluded, unpaid for more than 90 days after the original due date or more than 120 days after the original invoice date, up to an aggregate amount of $5,000,000 at any time, for the portion of such Accounts which are unpaid for more than 90 days after the original invoice date, to the extent the portion of such Accounts does not remain unpaid for more than 120 days after the original invoice date); (b) 25% or more of the Accounts owing by the Account Debtor are not Eligible Domestic Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 20% of the aggregate Eligible Domestic Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor (provided, that so long as an order exists permitting payment of trade creditors specifically with respect to such Account Debtor and such Account Debtor has obtained adequate post-petition financing to pay such Accounts, the Accounts of such Account Debtor shall not be deemed ineligible under the provisions of this clause to the extent the order permitting such financing allows the payment of the applicable Account; or the Account Debtor has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; or Domestic Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada (provided that, notwithstanding anything in this clause (g) to the contrary, Eligible Domestic Accounts may include Accounts not otherwise excluded in an aggregate not to exceed at any time $2,000,000 owing to a Domestic Borrower by Kenworth/Paccar, Volvo, Caterpillar or such other Account Debtor as approved by Agent in writing); (h) it is owing by a Government Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien other than the Liens described in clauses (c), (d), (f), (g), and (l) of Section 10.2.2; (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument, promissory note or bill of exchange of any kind, or has been reduced to judgment; (l) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate, from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale to a Person for personal, family or household purposes; (n) it represents a progress billing or retainage; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or (p) is an account receivable owned by an Excluded Receivables Subsidiary or which the Company or its Subsidiaries has agreed to transfer to an Excluded Receivables Subsidiary. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.”
     “Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrowers and their Subsidiaries as of the last day of the period consisting of the most recent four

Fiscal Quarters (or, in the case of (i) the Fiscal Quarter ending March 31, 2010, as of the last day of the period consisting of such Fiscal Quarter, (ii) the Fiscal Quarter ending June 30, 2010, as of the last day of the period consisting of the most recent two Fiscal Quarters, and (iii) the Fiscal Quarter ending September 30, 2010, as of the last day of the period consisting of the most recent three Fiscal Quarters), of (a) EBITDA minus Capital Expenditures and net cash taxes paid (not less than $0) for such period, to (b) Fixed Charges for such period; provided that for the purposes of calculating the Fixed Charge Coverage Ratio for the Fiscal Quarter ending on March 31, 2010, in the event that six months of cash interest payments in respect of the Existing Senior Notes would otherwise be calculated in the interest expense component of Fixed Charges for such period, only three month interest expense shall be included in the calculation of Fixed Charges for such period, and that for the purposes of calculating the Fixed Charge Coverage Ratio for the Fiscal Quarter ending September 30, 2010, in the event that 12 months of cash interest payments in respect of the Existing Senior Notes would otherwise be calculated in the interest expense component of Fixed Charges for such period, only nine months interest expense shall be included in the calculation of Fixed Charges for such period.”
     “Indenture Formula Amount: the collective reference to both the Existing Notes Indenture Formula Amount and the Third Lien Indenture Formula Amount.”
     “Permitted Asset Disposition: (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Property that, in the aggregate during any 12 consecutive Fiscal Month period, has a fair market or book value (whichever is more) of $5,000,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsaleable in the Ordinary Course of Business and sales, discounts and write-offs of Accounts in the Ordinary Course of Business; (d) termination of a lease, sublease, license, sublicense, use agreement or similar agreement of real or personal Property which could not reasonably be expected to have a Material Adverse Effect; (e) the leasing (including subleasing) or licensing (including sublicensing) of Intellectual Property, personal Property or real Property in the Ordinary Course of Business or the abandonment of Intellectual Property in the Ordinary Course of Business; (f) dispositions of obsolete, uneconomical, negligible, worn-out or surplus property; (g) sales of Cash Equivalents and marketable securities; (h) sales, transfers, leases, exchanges and dispositions (1) among the Domestic Obligors, (2) among the UK Borrowers, (3) from the UK Obligors or non-Obligors to the Domestic Obligors or UK Obligors, (4) among non-Obligors, or (5) to the extent constituting a Permitted Foreign Investment, from Domestic Obligors or Domestic Subsidiaries to UK Obligors or non-Obligor Subsidiaries; (i) granting of Permitted Liens; (j) mergers, consolidations, amalgamations, liquidations and dissolutions to the extent permitted by Section 10.2.10; (k) termination of any Hedging Agreement; (l) any disposition of Real Estate to a Governmental Authority as a result of casualty or a condemnation of such Real Estate; (m) issuances of Equity Interests to qualifying directors of Foreign Subsidiaries; (n) the capitalization or forgiveness of Debt owed to it by other Obligors or Subsidiaries if such capitalization or forgiveness is required in order to comply with so-called “thin capitalization” rules; (o) the cancellation, forgiveness, set off or acceptance of prepayments of Debt owed to a Borrower to the extent not otherwise prohibited by the terms of this Agreement; (p) the UK Restructuring; (q) dispositions set forth on Schedule 10.2.7; (r) sale of accounts receivable and related rights or assets pursuant to any Qualified Receivables Transactions and preliminary intercompany transfers of accounts receivable and related rights or assets in connection therewith; and (s) dispositions approved in writing by Agent and Required Lenders.
     “Permitted Foreign Investment: an Investment by any Domestic Borrower in a Foreign Subsidiary in the form of an intercompany loan, advance or transfer of Property (other than Accounts or Inventory); provided, that (i) any loan or advance is evidenced by a promissory note in favor of such Domestic Borrower, (ii) any promissory note is pledged to Agent as security for the Obligations in form reasonably satisfactory to Agent, and (iii) the aggregate amount of all Permitted Foreign Investments made does not exceed in the aggregate during any Fiscal Year $5,000,000, and in the aggregate during the term of this Agreement, $10,000,000, and in the case of any Investment in any Foreign Subsidiary which has incurred Debt pursuant to Section 10.2.1(n), less the aggregate amount of all other Debt incurred by such Foreign Subsidiary.”
     “Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed, refinanced or replaced (except by the amount of any accrued interest, payment in kind interest, reasonable closing costs, expenses, fees and premium paid in connection with such extension, renewal, refinancing or replacement); (b) it has a final maturity no sooner than, a weighted average life no less than, and a cash interest rate no greater than, the Debt being extended, renewed, refinanced or replaced; (c) the Debt, and/or the Liens securing the Debt, as applicable, is subordinated to the Obligations at least to the same extent as the Debt, or the Liens securing the Debt, as applicable, being extended, renewed, refinanced or replaced; (d) the representations, covenants and defaults applicable to it are not, taken as a whole, less favorable to Borrowers than those applicable to the Debt being extended, renewed, refinanced or replaced; (e) no additional Lien is granted to secure it unless otherwise permitted hereunder; (f) the obligor or obligors under any such Refinancing Debt are the same as the obligor(s) under the Debt being extended, renewed, refinanced or replaced on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.”
     “Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of the Existing Senior Notes or Debt permitted under Section 10.2.1(b), (d), (f) or (u), in each case, so long as each Refinancing Condition is satisfied.”
     “Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date and other Investments existing on the Closing Date and set forth on Schedule 10.2.5; (b) Cash Equivalents (provided, however, that, to the extent such Cash Equivalents are owned by an Obligor, such Cash Equivalents are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent); (c) Investments consisting of lease, utility and other similar deposits or any other deposit permitted under Section 10.2.2 in the Ordinary Course of Business; (d) prepayments and deposits to suppliers in the Ordinary Course of Business; (e) Hedging Agreements to the extent permitted by Section 10.2.16; (f) Investments (i) by a Domestic Obligor in any other Domestic Obligor, (ii) by a UK Obligor in any other UK Obligor, or any Domestic Obligor or (iii) by Subsidiaries that are non-Obligors into Obligors or other non-Obligors; (g) the establishment of wholly owned Subsidiaries to the extent they comply with Section 10.1.9; (h) Investments in securities or other assets of trade creditors, customers or other Persons in the Ordinary Course of Business that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (i) guarantees, Contingent Obligations and other Investments permitted under Section 10.2.1; (j) Investments to the extent such Investments reflect an increase in the value of Investments otherwise permitted under Section 10.2.5 hereof; (k) the capitalization or forgiveness of Debt owed to it by other Obligors or Subsidiaries if such capitalization or forgiveness is required in order to comply with so-called “thin capitalization” rules; (l) the cancellation, forgiveness, set off or acceptance of prepayments of Debt owed to such Borrower to the extent not otherwise prohibited by the terms of this Agreement; (m) loans and advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business, not to exceed, in the aggregate, $2,000,000 at any time outstanding; (n) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (o) deposits with financial institutions permitted hereunder; (p) Investments by an Obligor in an Excluded Receivables Subsidiary in connection with a sale of receivables to such Excluded Receivables Subsidiary pursuant to a Qualified Receivables Transaction; and (q) other Investments not otherwise listed above not to exceed, in the aggregate, $1,000,000 at any time outstanding.”
     “Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Agent, provided, that (i) the intercompany loan owed by the Company to Bostrom Ltd. and identified on Schedule 10.2.1, and (ii) the intercompany loan owed by the Company to CVS Ltd. and identified on Schedule 10.2.1, in each case shall not be considered Subordinated Debt.”
     4. Amendment to Section 2.1.1. Section 2.1.1(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:
     “(c) Limitation on Revolver Loans. Notwithstanding the foregoing, (i) so long as any Existing Senior Notes are outstanding, in no event shall Lenders be obligated to make Revolver Loans in excess of the Existing Notes Indenture Formula Amount, including, without limitation, the making of any Revolver Loans to a Borrower that would exceed any sublimit of the Existing Notes Indenture Formula Amount as further described in Section 4.03(b)(1) of the Indenture, and (ii) so long as any Third Lien Notes are outstanding, in no event shall Lenders be obligated to make Revolver Loans in excess of the amount permitted by Section 4.03(b)(1) of the Third Lien Indenture Formula Amount. To the extent any Refinancing Debt replaces the Existing Senior Notes or any Third Lien Notes, in no event shall Lenders be obligated to make Revolver Loans in an amount that would exceed any similar formula, if any, in such Refinancing Debt.”
     5. Amendment to Section 3.2.1. Section 3.2.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:
     “3.2.1. Domestic Unused Line Fee. Domestic Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to 1.00% per annum times the amount by which the Domestic Revolver Commitments exceed the average daily balance of Domestic Revolver Loans and stated amount of Domestic Letters of Credit during any Fiscal Quarter. Such fee shall be calculated payable in arrears, on the first day of each Fiscal Quarter and on the Commitment Termination Date.”
     6. Amendment to Section 7.1. The second paragraph of Section 7.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:
     “Notwithstanding the foregoing, in no event shall any of the following Property be subject to the grant of security pursuant to this Section 7.1 or otherwise constitute Collateral: (i) all motor vehicles and other assets the perfection of a security interest in which is excluded from the UCC in the relevant jurisdiction; (ii) any General Intangible or other rights arising under contracts, Instruments, licenses, license agreements (including Licenses) or other documents, to the extent (and only to the extent) that the grant of a security interest would (x) constitute a violation of a restriction in favor of a third party on such grant, unless and until any required consents shall have been obtained, (y) give any other party the right to terminate its obligations thereunder, or (z) violate any law, provided, however, that (1) any portion of any such General Intangible or other right shall cease to be excluded pursuant to this clause (ii) at the time and to the extent that the grant of a security interest therein does not result in any of the consequences specified above and (2) the limitation set forth in this clause (ii) above shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Agreement in any such General Intangible or other right, to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the Illinois UCC, (iii) Property (and proceeds thereof) owned by any Obligor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or Capital Lease permitted to be incurred pursuant to this Agreement, for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capital Lease) validly prohibits the creation of any other Lien on such Property; (iv) applications filed in the United States Patent and Trademark Office to register trademarks or service marks on the basis of any Obligor’s “intent to use” such trademarks or service marks unless and until the filing of a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted, whereupon such applications shall be automatically subject to the Lien granted herein and deemed included in the Collateral; (v) any property or assets to the extent that such grant of a security interest is prohibited by any Applicable Law, requires a consent not obtained of any Governmental Authority pursuant to such Applicable Law; (vi) more than 65% of the Equity Interests of any Foreign Subsidiary which represent Voting Stock to the extent a greater percentage would result in adverse tax consequences to the Borrowers; (vii) all tax, payroll, employee benefit, fiduciary and trust accounts; or (viii) accounts receivable and any assets related thereto owned by an Excluded Receivables Subsidiary or which the Company or its Subsidiaries have agreed to transfer to an Excluded Receivables Subsidiary (clauses (i) through (viii) collectively, the “Excluded Collateral”). Furthermore, any assets or Property constituting “Excluded Collateral” are expressly excluded from each term used in the definition of Collateral (and any component definition thereof); provided, that in no event shall any Collateral that is also Eligible Domestic Inventory or Eligible UK Inventory be considered “Excluded Collateral” for any purpose.”
     7. Amendment to Section 9.1.10. Section 9.1.10 of the Loan Agreement is hereby amended and restated in its entirety as follows:
     “9.1.10. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents other than such commissions and fees payable in connection with the Second Lien Term Loan Agreement and the Third Lien Indenture and transactions related thereto.
     8. Amendment to Section 10.1.9. Section 10.1.9 of the Loan Agreement is hereby amended and restated in its entirety as follows:
     “10.1.9. Future Subsidiaries. Notify Agent within five Business Days (or such later date as agreed to by Agent) of any Person becoming a Subsidiary and, (i) if such Person is not a Foreign Subsidiary, cause such Subsidiary (other than an Immaterial Subsidiary or an Excluded Receivables Subsidiary) to guaranty the Obligations and (ii) if such Person is a Subsidiary formed under the laws of the United Kingdom, cause such Subsidiary (other than an Immaterial Subsidiary or an Excluded Receivables Subsidiary) to guaranty the UK Obligations, in each case in a manner reasonably satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate. If at any time any Subsidiary that is an Immaterial Subsidiary as of the Closing Date, shall cease to be an Immaterial Subsidiary, such Subsidiary shall be required, no later than the last Business Day of the Fiscal Month during which such Subsidiary is no longer an Immaterial Subsidiary, to guaranty the Obligations in accordance with this Section 10.1.9.”
     9. Amendment to Section 10.2.1(i). Section 10.2.1(i) of the Loan Agreement is hereby amended and restated in its entirety as follows:
     “10.2.1.(i) (i) Intercompany Debt incurred in the Ordinary Course of Business to the extent permitted by Section 10.2.5, and (ii) Intercompany Debt owed to an Obligor by an Excluded Receivables Subsidiary in connection with a sale of receivables to such Excluded Receivables Subsidiary pursuant to a Qualified Receivables Transaction;”
     10. Amendment to Section 10.2.1(r). Section 10.2.1(r) of the Loan Agreement is hereby amended by deleting “and” at the end thereof.
     11. Amendment to Section 10.2.1(s). Section 10.2.1(s) of the Loan Agreement is hereby amended by deleting the “.” at the end thereof and inserting in its place the following: “;”.
     12. New Section 10.2.1(t). A new Section 10.2.1(t) is hereby added to the Loan Agreement as follows:
     “(t) Debt incurred by any Excluded Receivables Subsidiary in connection with any Qualified Receivables Transaction provided that the Debt is non-recourse to any Person other than the Excluded Receivables Subsidiary; and”
     13. New Section 10.2.1(u). A new Section 10.2.1(u) is hereby added to the Loan Agreement as follows:
     “(u) Debt incurred pursuant to (i) the Second Lien Term Loan Documents in an aggregate principal amount not to exceed $16,800,000 and (ii) the Third Lien Note Documents in an aggregate principal amount not to exceed $44,190,000 (plus accrued interest and payment in kind interest), in each case, including any Refinancing Debt thereof.”
     14. Amendment to Section 10.2.2(u). Section 10.2.2(u) of the Loan Agreement is hereby amended by deleting “and” at the end thereof and inserting in its place the following: “;”.
     15. New Section 10.2.2(v). A new Section 10.2.2(v) is hereby added to the Loan Agreement as follows:
     “(v) Liens granted to (i) the Second Lien Term Loan Collateral Agent pursuant to the Second Lien Term Loan Documents, and any Refinancing Debt thereof, provided that such Liens are subordinated pursuant to the Intercreditor Agreement to the Liens granted to the Agent, and (ii) the Third Lien Note Collateral Agent pursuant to the Third Lien Note Documents and any Refinancing Debt thereof, provided that such Liens are subordinated pursuant to the Intercreditor Agreement to the Liens granted to the Agent; and”
     16. New Section 10.2.2(w). A new Section 10.2.2(w) is hereby added to the Loan Agreement as follows:
     “(w) Liens with respect to those Accounts and related rights and assets subject to purchase pursuant to any Qualified Receivables Transaction.”

     17. Amendment to Section 10.2.5. Section 10.2.5 of the Loan Agreement is hereby amended and restated in its entirety as follows:
     “10.2.5. Restricted Investments. Make any Restricted Investment, other than, so long as no Default or Event of Default exists or would result therefrom, Permitted Foreign Investments”
     18. Amendment to Section 10.2.9. Section 10.2.9 of the Loan Agreement is hereby amended and restated in its entirety as follows:
     “10.2.9. Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to (a) any Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of the Company shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied or waived); (b) the Existing Senior Notes, other than (i) payment of regularly scheduled interest and reimbursement for fees and expenses of the trustee as provided therein, (ii) in connection with replacing the Existing Senior Notes with Refinancing Debt, provided that the Refinancing Conditions are met or (iii) in connection with replacing the Existing Senior Notes with transactions contemplated under the Second Lien Term Loan Agreement or the Third Lien Indenture; (c) the Second Lien Term Loans, other than (i) payment of regularly scheduled interest payments and reimbursement for fees and expenses as provided therein and (ii) in connection with replacing the Second Lien Notes with Refinancing Debt, provided that the Refinancing Conditions are met; or (d) the Third Lien Notes, other than (i) capitalization of interest with respect to each of the February 15, 2010, August 15, 2010 and February 15, 2011 interest payment dates, (ii) payment of regularly scheduled interest payments thereafter and reimbursement for fees and expenses as provided therein, and (iii) in connection with replacing the Third Lien Notes with Refinancing Debt, provided that the Refinancing Conditions are met. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event shall there be any restriction on the ability of Subsidiaries or Obligors to repay any intercompany Debt owed to the Company.”
     19. Amendment to Section 10.2.11. Section 10.2.11 of the Loan Agreement is hereby amended and restated in its entirety as follows:
     “10.2.11. Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9., 10.2.5. or 10.2.6. and except for any Excluded Receivables Subsidiary, or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.”
     20. Amendment to Section 10.2.12. Section 10.2.12 of the Loan Agreement is hereby amended and restated in its entirety as follows:
     21. “10.2.12. Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date to the extent such amendment, modification or change could reasonably be expected to result in a Material Adverse Effect; provided, that the Borrowers may make such amendments, modifications or changes as are necessary to issue warrants and Equity Interests to the extent required in the Third Lien Note Documents.”
     22. Amendment to Section 10.2.15. Section 10.2.15 of the Loan Agreement is hereby amended and restated in its entirety as follows:

     “10.2.15. Restrictive Agreements. Become a party to any Restrictive Agreement, except (a) Restrictive Agreements in effect on the Closing Date; (b) Restrictive Agreements relating to Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) Restrictive Agreements constituting customary restrictions on assignment, encumbrances or subletting in leases and other contracts; (d) Restrictive Agreements constituting customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 10.2.7 pending the consummation of such sale; (e) Restrictive Agreements in effect at the time such Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of such Borrower; (f) the documents described on Schedule 10.2.15, (g) the Second Lien Term Loan Documents as in effect on the date hereof (or otherwise executed in connection with the closing of the Second Lien Term Loan Agreement) and as amended, restated, supplemented or otherwise modified as permitted under the Intercreditor Agreement, including any Refinancing Debt thereof, (h) the Third Lien Note Documents as in effect on the date hereof (or otherwise executed in connection with the closing of the Third Lien Indenture) and as amended, restated, supplemented or otherwise modified as permitted under the Intercreditor Agreement, including any Refinancing Debt thereof, (i) any agreements evidencing a Qualified Receivables Transaction, or (j) agreements related to working capital Debt permitted under Section 10.2.1(n).
     23. Amendment to Section 10.3.1. Section 10.3.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:
     “10.3.1. Fixed Charge Coverage Ratio. During any Financial Covenant Trigger Period, maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0. determined for the period consisting of the most recent four Fiscal Quarters ended prior to the Financial Covenant Trigger Date (or such shorter period as provided for in the definition of Fixed Charge Coverage Ratio), and for each period of four Fiscal Quarters (or shorter period as provided for in the definition of Fixed Charge Coverage Ratio) ended thereafter commencing with the Fiscal Quarter ending March 31, 2010.”
     24. Amendment to Section 10.3.3. Section 10.3.3 of the Loan Agreement is hereby amended and restated in its entirety as follows:
“10.3.3. EBITDA. During any Financial Covenant Trigger Period, maintain cumulative EBITDA for the periods specified below, determined as of the end of the Fiscal Month ended prior the Financial Covenant Trigger Date specified below, at least equal to the following amounts:

Period Ending On or Around	EBITDA
July 1, 2009 through September 30, 2009	$1,256,000
July 1, 2009 through October 31, 2009	$3,422,000
July 1, 2009 through November 30, 2009	$5,756,000
July 1, 2009 through December 31, 2009	$7,191,000
     25. Amendment to Section 10.3.4. Section 10.3.4 of the Loan Agreement is hereby amended and restated in its entirety as follows:

     “10.3.4. [Reserved].”
     26. Deletion of UK Facilities. Effective as of the Second Amendment Effective Date, the UK Revolver Commitment is terminated, and neither the Agent nor the Lenders shall be obligated to make any UK Revolver Loans or issue any UK Letters of Credit, and all references to UK Revolver Loans, UK Letters of Credit, or the ability of any UK Borrower to borrow UK Revolver Loans or request UK Letters of Credit are deemed to be deleted, together with all related sections (including, without limitation, Section 6.2 of the Loan Agreement and all provisions regarding any Collateral to be provided by the UK Borrower as contemplated by the Loan Agreement prior to the date hereof) and all related definitions.
     27. Waiver. The Borrowers have notified the Agent and the Lenders that they (i) have failed to comply with the minimum EBITDA covenant in Section 10.3.3 of the Loan Agreement for the period ending June 30, 2009 (the “EBITDA Violation”), and (ii) failed to deliver the quarterly notification with respect to newly acquired Intellectual Property for the Fiscal Quarter ended March 31, 2009 required by Section 7.5.2 of the Loan Agreement (the “IP Reporting Violation”, and, together with the EBITDA Violation, collectively, the “Violations”). As a result of the EBITDA Violation, an Event of Default has occurred and is continuing under Section 11.1(c) of the Loan Agreement and as a result of the IP Reporting Violation, an Event of Default occurred under Section 11.1(d) of the Loan Agreement, (collectively, the “Existing Events of Default”). The Agent and the Required Lenders hereby waive, effective upon the satisfaction of the conditions precedent in Section 26 below, the Existing Events of Default that exist solely by virtue of the Violations or any Default or Event of Default arising under Section 11.1(b), (c) or (d) solely as a result of the existence of the Violations, provided, that such waiver shall not be deemed a waiver of any other Default or Event of Default that may now be in existence or that may hereafter occur.
     28. Conditions Precedent. This Amendment shall become effective on the date (the “Amendment No. 2 Effective Date”) that the following conditions are satisfied or waived:
     (a) this Amendment has been executed by each Domestic Borrower, Agent and Lenders, and counterparts hereof as so executed shall have been delivered to Agent;
     (b) the Agent shall be satisfied in its sole discretion with the terms of the Second Lien Term Loan Documents, the Third Lien Note Documents, the Intercreditor Agreement and all related documents;
     (c) Substantially contemporaneously with the Amendment No. 2 Effective Date, the Company shall have received Net Cash Proceeds from the issuance of the Second Lien Term Loans in an aggregate amount equal to at least $10,646,000, which cash proceeds shall be used to prepay Loans within one Business Day of receipt;
     (d) the Borrowers shall have delivered fully executed Deposit Account Control Agreements, or amendments to existing Deposit Account Control Agreements, in each case in favor of the Agent on terms satisfactory to the Agent with respect to any Deposit Accounts (other than Deposit Accounts excluded pursuant to Section 7.3 of the Loan Agreement) of the Domestic Borrowers;
     (e) Borrowers have paid all reasonable out-of-pocket fees and expenses of Agent and of legal counsel to Agent that have been invoiced on or prior to such date in connection with the preparation, negotiation, execution and delivery of this Amendment;

     (f) after giving effect to this Amendment, all representations and warranties of each Obligor contained in the Loan Agreement or in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of this Amendment, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made; and
     (g) the Company shall have paid to the Agent, for its own benefit, an amendment fee in the amount of $500,000.
     29. Representations and Warranties. Each Domestic Borrower hereby represents and warrants to Agent and Lenders that: (a) Each Domestic Borrower is duly authorized to execute, deliver and perform its obligations under this Amendment; (b) the execution, delivery and performance of this Amendment has been duly authorized by all necessary action, and does not (i) require any consent or approval of any holders of Equity Interests of any Domestic Borrowers, other than those already obtained, (ii) contravene the Organic Documents of any Domestic Borrower, (iii) violate or cause a default under any Applicable Law, Material Contract or Restrictive Agreement except to the extent such violation or default could not reasonably be expected to result in a Material Adverse Effect, or (iv) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Domestic Borrower; (c) after giving effect to this Amendment, no Default or Event of Default exists under the Loan Agreement, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof; and (d) this Amendment constitutes a valid and binding obligation of such Borrower in every respect, enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     30. Loan Agreement Unaffected. Each reference that is made in the Loan Agreement or any other Loan Document shall hereafter be construed as a reference to the Loan Agreement as amended hereby. Except as herein otherwise specifically provided, all provisions of the Loan Agreement shall remain in full force and effect and be unaffected hereby.
     31. Counterparts. This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.
     32. Entire Agreement. This Amendment is specifically limited to the matters expressly set forth herein. This Amendment and all other instruments, agreements and documents executed and delivered in connection with this Amendment embody the final, entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the matters covered by this Amendment, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto relating to the subject matter hereof or any other subject matter relating to the Loan Agreement.
     33. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

     (a) THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).
     (b) EACH PARTY HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER ILLINOIS, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO THIS AMENDMENT AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH PARTY HERETO IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1 OF THE LOAN AGREEMENT. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Amendment shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
     (c) Borrowers hereby irrevocably waive any objection that they may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Amendment brought in the courts referred to in Section 33(a) and (b) above and hereby further irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
     (d) To the fullest extent permitted by Applicable Law, each Borrower waives the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to this Amendment or the transactions contemplated thereby. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Amendment and that Agent and Lenders are relying upon the foregoing in their dealings with Borrowers.
(Signature pages follow.)

          IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first above written.

BORROWERS:

COMMERCIAL VEHICLE GROUP, INC.

By:	/s/ Chad M. Utrup

Name:	Chad M. Utrup
Title:	Chief Financial Officer

NATIONAL SEATING COMPANY
CVG CS LLC
MONONA CORPORATION
MONONA WIRE CORPORATION
MONONA (MEXICO) HOLDINGS LLC
TRIM SYSTEMS, INC.
TRIM SYSTEMS OPERATING CORP.
CABARRUS PLASTICS, INC.
CVG OREGON, LLC
CVS HOLDINGS, INC.
SPRAGUE DEVICES, INC.
MAYFLOWER VEHICLE SYSTEMS, LLC
CVG MANAGEMENT CORPORATION
CVG EUROPEAN HOLDINGS, LLC
CVG LOGISTICS, LLC

By:	/s/ Chad M. Utrup

Name:	Chad M. Utrup
Title:	Chief Financial Officer

BANK OF AMERICA, N.A., as Agent and as a Lender

By:	/s/ Philip Nomura

Name:	Philip Nomura
Title:	Vice President

EXHIBIT A
Schedule 1.1
REVOLVER COMMITMENTS OF LENDERS

Lender	Domestic Revolver Commitment	UK Revolver Commitment
Bank of America, N.A.	$37,500,000.00	$0